Exhibit 99.1

Brigham Exploration Provides Operational Update

          AUSTIN, Texas, June 19 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) provided an operational update, including substantial recent drilling successes in the Vicksburg.  Brigham also announced that total depth has been reached on its first Bakken horizontal well, and that its acreage position in the Bakken play has expanded to over 75,000 net acres.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Well	Objective	Category	WI%	NRI	Status / Comments

Dawson #3	Vicksburg	Dev	100%	76%	Completed in the “Brigham” sand @ early rate of approx. 4.7 MMcfed

Trull B #3	Frio	Exp/Dev	75%	55%	Completed at initial rate of approximately 2.8 MMcfed

Mills Ranch #1-99S	Hunton	Dev	93%	63%	Completed and currently producing approximately 2.6 MMcfed

Hobart 59-2	Gr. Wash	Dev	99%	80%	Completed at early rate of approximately 3.4 MMcfed

Cotten Land #1	Oligocene	Dev/Exp	41%	29%	Production tested @ 10.1 MMcfed, pipeline hook up expected in July or early August

Dawson #4	Vicksburg	Dev	100%	76%	Completing after encountering significant apparent pay in Brigham and 9800’ sands

Field 18-19 1-H	Bakken	Exp	100%	79%	Completing after encountering good drilling shows, expect to test over next 3 weeks

Mills Ranch 96 #1	Hunton	Dev	68%	56%	Drilling @ 16,500’ targeting Hunton @ 24,500’, results expected in September

Turtle Ridge #1	Lwr Frio	Exp	75%	55%	Drilling high reserve potential test @ 3,000’, results expected in August

Sullivan F-33	Vicksburg	Dev	100%	76%	Expect to commence Triple Crown Field development well in late June

Derek #3	Douglas	Dev	96%	77%	Expect to commence 1st well offsetting recent producer in late June

Erickson 8-17 1-H	Bakken	Exp	100%	79%	Preparing to commence 2nd of at least three 2006 horizontal Bakken wells

Gambino #1	Cris I.	Exp	25%	19%	Planned mid-July spud of S. Louisiana prospect

Kinder Canal Co. #1	Yegua,etc.	Exp	33%	25%	Planned July commencement of S. Louisiana bright spot test of Plassey Prospect

Sullivan C-33	Vicksburg	Dev	34-100%	25-76%	Planned July commencement of Floyd Field development well

Williams Land #1	Planulina.	Exp	48%	34%	Planned early August spud of high reserve potential S. Louisiana Mystic Bayou well

Krejci #1	Mowry	Exp	50%	40%	Planned August commencement of 1st of 4 horizontal Mowry and Muddy tests

C. Broad- casting #1	Yegua,etc.	Exp	33%	24%	Planned August spud of S. Louisiana multi pay bright spot test (Leuthen Prospect)

Mracheck 15-22 1-H	Bakken	Exp	100%	77%	Planned August commencement of 3rd of at least three 2006 horizontal Bakken wells

          Gulf Coast Vicksburg Trend

          New Triple Crown Field Completion -- Brigham is currently completing its newest Triple Crown Field well, the Dawson #4, which encountered significant apparent pay in the Upper Vicksburg 9800’ and “Brigham” sands.  Based on cased hole logs, and the strong drilling shows, the Dawson #4 appears to be comparable to Brigham’s better Triple Crown Field wells.  Brigham expects to fracture stimulate and commence production from the 9800’ sand pays in the Dawson #4 later this week.  The “Brigham” sand pay intervals will likely be added at a later date.

          Successful Triple Crown Field Completion -- Brigham recently perforated and fracture stimulated the Dawson #3 in the Upper Vicksburg “Brigham” sand and the well was recently flowing to sales at an early rate of approximately 4.4 MMcf of natural gas and 50 barrels of condensate (4.7 MMcfe) per day, with strong flowing tubing pressures.  Brigham previously completed the Dawson #3 in the Upper Vicksburg 9800’ sands at an initial rate of approximately 3.5 MMcfe per day, and expects to commingle the deeper 9800’ interval into the production stream in the near future.

          Brigham retains 100% working interests in both the Dawson #3 and Dawson #4 wells, subject to a 16.5% back in at 100% payout, and an additional 16.5% back-in after 200% payout.  Brigham is preparing to commence an additional 100% working interest Triple Crown Field well, the Sullivan F-33.

          Bud Brigham the Chairman, President and CEO stated, “After a solid year for the Vicksburg in 2005, we substantially increased our Vicksburg expenditures in 2006 with very strong results to date.  Our recent 2006 Triple Crown Field wells have outperformed our expectations, and have likely expanded our reserves in the field.  Specifically, the results for the Dawson #4 have enhanced the potential for the Upper Vicksburg at the Sullivan F-33 location, which we expect to commence later this month.  The Sullivan F-33 also has the potential to prove up additional reserves in the Lower Vicksburg.  This well will likely be followed by a well in our Floyd Fault Block Field, where we’ve drilled some of our largest reserve Vicksburg wells.”

          Gulf Coast Frio Trend

          Successful Frio Exploration Well Completion -- Brigham recently completed the Trull B #3, in the lowest 6 feet of approximately 31 feet of apparent Frio net pay at an early rate of approximately 1.9 MMcf of natural gas and 148 barrels of oil (2.8 MMcfe) per day.  Additional potential pay intervals will be added to the producing stream over time.

          Commencement of High Reserve Potential Frio Test -- Brigham is currently drilling the Turtle Ridge #1 at a depth of approximately 3,000 feet, targeting the Lower Frio at a depth of approximately 15,650 feet.  Results are expected in August.

          Brigham operates both the Trull B #3 and the Turtle Ridge #1 wells with a 75% working interest.  Royale Energy, Inc. (Nasdaq: ROYL) is a participant in both wells with a 25% working interest.

          Anadarko Basin Hunton Trend

          Mills Ranch Field Discovery - Subsequent to completion, the Mills Ranch #1-99S well commenced production at approximately 6.0 MMcfe per day, and is currently producing approximately 2.5 MMcfe per day.  Though the rate of production decline has decreased, the well has yet to stabilize.

          Bud Brigham stated, “Over time we will get a better indication of the reserves attributable to the Mills Ranch #1-99S well, though it could be several weeks or longer for production to delineate where the well is going. Our hope is that the rate of decline on this well continues to flatten, as most of the Hunton wells in the area have, such that the well goes on to produce for 20 years or so.  We may decide to stimulate the well in an attempt to increase the well’s deliverability.”

          Williston Basin Bakken Trend

          Completion of First of Three Consecutive Horizontal Bakken Wells -- Brigham has successfully drilled and is currently completing the Field 18-19 1-H, which encountered good drilling shows in the horizontally drilled Bakken section.  Brigham drilled the well to a true vertical depth of approximately 10,600 feet, with a lateral extension of approximately 7,800 feet.  During the next three weeks Brigham plans to complete the Field 18-19 1-H without cement utilizing a perforated liner.

          Commencement of Second Horizontal Bakken Well -- Brigham is currently preparing to commence the second of at least three planned horizontal Bakken wells, the Erickson 8-17 1-H.  The Erickson 8-17 1-H will be drilled to a depth of approximately 10,600 feet, with a planned lateral extension of approximately 9,000 feet.  Results are expected in August.

          Bud Brigham stated, “We continue to be encouraged by the results of wells drilled in the area by other operators, and we’re excited about the results to date for our first Bakken well, the Field 18-19 1-H.  We will initially test the well to see if it will flow naturally.  Subsequent to that, we will likely fracture stimulate the well.  In any case, we should have an early indication of the productivity of the well by late July.  In addition, we continue to successfully add to our attractive acreage position in the play.  We currently own approximately 75,000 net acres, and expect to continue to grow this position as we move through the third quarter.”

          2006 OPERATIONAL STATISTICS

          Thus far in 2006 Brigham has spud 20 wells, retaining an average working interest of approximately 60%.  Fourteen of these wells have been completed, three have been plugged and three are currently drilling.  Three additional wells are expected to commence in the next 7 days.  Brigham’s gross and net completion rate thus far in 2006 is 75% and 79% respectively.

          Bud Brigham stated, “Our development drilling is proceeding very well, led by the Vicksburg, but also with good results in the Granite Wash, and of course in South Louisiana with our Cotten Land #1 discovery.  In addition, our exploration drilling is off to a good start, with two successful Frio completions at the Sartwelle #4 and the Trull B #3.  Our exploration activity is accelerating as we enter the second half of 2006, when we plan to drill our largest reserve potential projects at Green Ranch and Sunset Reef.  Of course, our Bakken drilling provides exciting potential for substantial reserve additions as well.  Although we’re just approaching the midpoint for 2006, thus far our drilling performance has been comparable to that of our better years.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

SOURCE  Brigham Exploration Company
          -0-                                                            06/19/2006
          /CONTACT:  Gene Shepherd, Executive Vice President and Chief Financial
Officer of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /